Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

Eliem Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction(1)	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$44,941,689.00(2)	0.00014760	$6,634.00(3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$44,941,689.00

Total Fees Due for Filing			$6,634.00

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$6,634.00

(1)	Title of each class of securities to which the transaction applies: Common stock, par value $0.0001 per share (“Eliem common stock”) of Eliem Therapeutics, Inc. (“Eliem”).
(2)

Aggregate number of securities to which transaction applies: Estimated for purposes of calculating the filing fee only. The maximum aggregate value of the transaction was determined based on 5,494,094 shares of Eliem common stock estimated to be issuable to equityholders of Tenet Medicines, Inc. (“Tenet”) upon completion of the acquisition contemplated by the Agreement and Plan of Merger and Reorganization, dated April 10, 2024, by and among Eliem, Tango Merger Sub, Inc., Tenet, and, solely in his capacity as equityholder representative, Stephen Thomas, assuming the aggregate consideration payable by Eliem, including the estimated number of shares of Eliem common stock to be issued in the acquisition, is determined based on information as to equity ownership as of May 10, 2024, and other assumptions discussed in this proxy statement, including the assumption that, immediately following the closing of the acquisition (and for the avoidance of doubt, before giving effect to the issuance of any securities in the private placement), the pre-acquisition Eliem securityholders are expected to hold 84.6% of the aggregate number of shares of Eliem common stock and the pre-acquisition equityholders of Tenet are expected to hold 15.4% of the aggregate number of shares of Eliem common stock, in each case, calculated on a fully-diluted basis using the treasury stock method (including, for clarity, calculated by disregarding any then out-of-the-money outstanding stock options of Eliem).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The maximum aggregate value of the transaction was determined based upon multiplying (i) 5,494,094 shares of Eliem common stock and (ii) $8.18, which is the average of high and low trading prices of Eliem common stock as reported on the Nasdaq Global Market on May 15, 2024.